SULLIVAN &                  Sullivan & Worcester LLP             T 202 775 1200
WORCESTER                   1666 K Street, NW                    F 202 293 2275
                            Washington, DC 20006                 www.sandw.com



                                                 September 29, 2009


Touchstone Funds Group Trust
303 Broadway
Suite 1100
Cincinnati, Ohio 45202

Ladies and Gentlemen:

      We have acted as counsel for Touchstone Funds Group Trust (the "Trust"), a Delaware statutory trust, in connection with the offer by the Trust of an unlimited number of shares of beneficial interest of the Trust (the "Shares") which are currently classified as separate series (each a "Fund" and together, the "Funds"). We have participated in the preparation of Post-Effective Amendment No. 47 to the Trust's Registration Statement (the "Registration Statement") on Form N-1A relating to the Shares of each of Touchstone Capital Appreciation Fund, Touchstone Core Plus Fixed Income Fund, Touchstone Emerging Markets Equity Fund, Touchstone Global Equity Fund, Touchstone Global Real Estate Fund, Touchstone International Fixed Income Fund, Touchstone Large Cap Relative Value Fund, Touchstone Long/Short Equity Fund, Touchstone Mid Cap Value Fund and Touchstone Small Cap Core Fund of the Trust to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("1933 Act"), on or about September 25, 2009.

      We have, as special counsel, participated in various business and other proceedings relating to the Trust. We have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of the Trust's Amended and Restated Agreement and Declaration of Trust dated September 7, 1998 and filed on October 8, 1998, as amended (the "Declaration of Trust"), its Amended and Restated By-Laws, and other documents relating to the Trust's organization and operation, and have made such other investigations as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

      We are admitted to the Bar of The Commonwealth of Massachusetts and generally do not purport to be familiar with the laws of the State of Delaware. Insofar as any opinions set forth herein relate to Chapter 38 of Title 12 of the Delaware Code Annotated, as amended, entitled "Treatment of Delaware Statutory Trusts" (the "Delaware statutory trust law"), such opinions are based, with your approval, solely upon our examination of the Delaware statutory trust law and our understanding of analogous provisions of the common law in effect in The Commonwealth of Massachusetts.

      This opinion is limited to the federal securities laws of the United States of America and Delaware law to the extent provided in the paragraph above, and we express no opinion with respect to the laws of any other jurisdiction.

      Based upon the foregoing and subject to the qualifications set forth herein, we hereby advise you that, in our opinion:


BOSTON  NEW YORK  WASHINGTON, DC

Touchstone Funds Group Trust
September 29, 2009
Page 2



      1. The Trust is validly existing as a Trust with transferable shares under the laws of the State of Delaware.

      2. The Trust is authorized to issue an unlimited number of shares of beneficial interest, the Shares have been duly and validly authorized by all action of the Trustees of the Trust, and no action of the shareholders of the Trust is required in such connection.

      3. The Shares, when issued in accordance with the Trust's Declaration of Trust and By-Laws, will be legally issued, fully paid and non-assessable by the Trust, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

      With respect to the opinion expressed in paragraph 3 above, we note that, pursuant to Section 5 of Article IV of the Declaration of Trust, the trustees have the power to cause any shareholder, or any shareholder of a particular series, to pay directly, in advance or arrears, for charges of the Trust's custodian or transfer, shareholder servicing or similar agent, an amount fixed from time to time by the trustees, by setting off such charges due from such shareholder from declared but unpaid dividends owed such shareholder and/or by reducing the number of shares in the account of such shareholder by that number of full and/or fractional shares which represents the outstanding amount of such charges due from such shareholder.

      We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the 1933 Act. We consent to the filing of this opinion with and as a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

                                                 Very truly yours,



                                                 /s/ SULLIVAN & WORCESTER LLP
                                                 SULLIVAN & WORCESTER LLP